American International Group, Inc.
1271 Avenue of the Americas
New York, NY 10020-1304

Peter Zaffino
Chairman & Chief Executive Officer

October 4, 2024

Dear Keith,

This letter confirms our understanding regarding the amendment of your offer letter dated September 12, 2024 (the “Offer Letter”).

We have agreed that, effective as of the date of your signature below, the “Officer Appointment” paragraph of the Offer Letter is amended to read as follows:

•Officer Appointment. Notwithstanding, any other statements in the Offer Letter, a proposal will be made to the Board that you be appointed as Executive Vice President and Chief Financial Officer of American International Group, Inc., effective November 6, 2024.  Prior to that date you will serve as an Advisor to the CEO reporting directly to Peter Zaffino. You are responsible for ensuring your ability to be so appointed, including compliance with applicable laws, rules or regulations and any reporting obligations with respect to any other director or officer position you may hold.

Please confirm your acceptance of the terms of this letter by signing below.

Sincerely,

AMERICAN INTERNATIONAL GROUP, INC.
/s/ Peter Zaffino
Peter Zaffino

I agree with and accept the foregoing terms.

/s/ Keith Walsh______________
Keith Walsh

October 4, 2024_____________
Date